Exhibit 99.1


                                  Friedman's
                          The Value Leader Since 1920
               171 Crossroads Parkway - Savannah, Georgia 31422
                     PO Box 8025 - Savannah, Georgia 31412
                        (912) 233-9333 - (800) 545-9033

For  Immediate Release


Contact:
           Jane D'Arcy
           Trion Communications
           (401) 453-3100 ext. 104
           jdarcy@trioncom.com


        VENDOR PARTICIPATION IN FRIEDMAN'S SECURED TRADE CREDIT PROGRAM
                             EXCEEDS $15 MILLION

                                      ---

      Additional $9.5 Million Previously Reserved Under Friedman's Credit
                          Facility Becomes Available

SAVANNAH, GA (October 1, 2004) - Friedman's Inc. (OTC non-BB: FRDM.PK), the Value Leader in fine jewelry retailing, today announced that as of September 27, 2004, it had received vendor agreements under its secured trade credit program representing more than $15 million in obligations owed by Friedman's to participating vendors. Under its new amended and restated credit facility which closed on September 7, 2004, Friedman's had been required to reserve $9.5 million of availability pending the receipt of vendor agreements totaling at least $15 million in obligations owed by Friedman's as of July 31, 2004.

Mr. Sam Cusano, Friedman's CEO, said: "Friedman's recognizes and appreciates the continued support of our key vendors as we move forward with the Company's ongoing restructuring efforts. The current level of vendor participation in Friedman's secured trade credit program, together with the elimination of the reserve under the new credit facility, helps to ensure adequate liquidity as we move forward. Still, the delay in shipments and the more prudent credit policies being implemented by the Company, as well as the impact of the recent hurricanes, have had an adverse effect on recent sales. I expect this trend will continue as we work through production and availability of merchandise issues in obtaining a full assortment of inventory for the upcoming holiday season. We greatly appreciate the support of our vendors and believe that their participation in the trade credit program will clearly help Friedman's with its long-term strategic plan to improve value for all stakeholders."

As previously announced, under the terms of the secured trade credit program, Friedman's has agreed to grant participating vendors a junior lien to secure amounts past due to such vendors as of July 31, 2004, and amounts due for new shipments from participating vendors which are delivered by the earlier of the duration of a vendor's participation in the trade credit program or December 31, 2005. Friedman's has agreed to repay amounts due to participating vendors as of July 31, 2004 over a fifteen month period ending on December 31, 2005, and to repay amounts due for new shipments in the ordinary course of business.

As part of Friedman's ongoing restructuring, the definitive terms for the Company's secured trade credit program were reached through negotiations between Friedman's and an informal committee of its largest vendors, which committee was organized at the Company's request. Mr. Michael Schaffet, Chief Operating Officer, of M. Fabrikant & Sons, a member of the informal vendor committee, said: "In light of our long-standing and valued relationship with Friedman's, we are pleased to have been able to play an instrumental role in working with Friedman's to restructure its vendor obligations and help resolve its recent liquidity issues. We look forward to strengthening our relationship as we work with Friedman's through the upcoming holiday sales season and beyond."

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company's delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the continued support of the Company's vendors under its secured trade credit program; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts and any recordation of impairment charges; the results of the SEC and Justice Department investigations and any actions taken by such governmental authorities; the results of various litigation; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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